Exhibit 99.7

PRO FORMA VALUATION UPDATE REPORT

STANDARD CONVERSION

NB Bancorp, Inc. │Needham, Massachusetts

HOLDING COMPANY FOR:

Needham Bank │Needham, Massachusetts

Dated as of August 25, 2023

1311-A Dolley Madison Boulevard, Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

August 25, 2023

Board of Directors

NB Financial, MHC

NB Financial, Inc.

Needham Bank

1063 Great Plain Avenue

Needham, Massachusetts 02149

Members of the Board Directors:

At your request, we have completed and hereby provide an updated independent appraisal ("Appraisal Update") of the estimated pro forma market value of the common stock which is to be issued in connection with the Company’s mutual-to-stock conversion transaction summarized below and described more fully in the prospectus incorporated by reference. The consolidated entity of NB Financial, MHC, NB Financial, Inc., and Needham Bank are referred to herein as “NB Bancorp” or the “Company.” This Appraisal Update also incorporates by reference the original pro forma appraisal of the Company prepared by RP Financial, LC. (“RP Financial”), dated May 19, 2023 (“Original Appraisal”).

This Appraisal Update incorporates: (1) the Company’s financial condition through June 30, 2023, as reflected in the prospectus; (2) an updated comparison of the Company’s financial condition and operating results to the Peer Group identified in the Original Appraisal, reflecting financial results through June 30, 2023; (3) stock market conditions since the date of the Original Appraisal for existing and new issues bank stocks; and (4) the outlook impacting banks.

This Appraisal Update is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Commissioner of Banks (the “Commissioner”) and other state banking regulatory agencies, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On May 31, 2023, the Board of Directors of NB Financial, MHC (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of NB Financial, Inc., a Massachusetts corporation (“NB Financial”), adopted a plan of conversion whereby the MHC will convert to stock form and offer its shares publicly. As a result of the conversion, NB Financial, which owns all of the issued and outstanding common stock of Needham Bank, Needham, Massachusetts (the “Bank”), will be succeeded by a Maryland corporation with the name of NB Bancorp, Inc. (the “Company”). Following the conversion, the MHC will no longer exist.

The Company will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Plans and Employees, Officers, Directors and Corporators. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, such shares may be offered for sale to the general public in a community offering, with a preference given to residents in the communities served by the Bank, and subsequently in a syndicated community offering. A portion of the net offering proceeds will be used to purchase all of the then to be issued and outstanding capital stock of the Bank, with the balance retained by the Company. In addition, the Company will contribute 4.0% of the amount of stock sold in the offering and $2.0 million of cash to a charitable foundation to be established in connection with the conversion.

1311-A Dolley Madison Boulevard
Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
www.rpfinancial.com	mail@rpfinancial.com

Board of Directors

August 25, 2023

At this time, the primary activities contemplated by the Company are ownership of the Bank, a loan to the newly-formed ESOP to fund a stock purchase in the offering, and reinvestment of the net offering proceeds. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends and/or repurchase shares of common stock, although there are no specific plans at the present time.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.              Financial Results

Table 1 presents summary balance sheet and income statement details for the 12 months ended March 31, 2023, as reflected in the Original Appraisal, and updated financial data through June 30, 2023.

The Company’s unusual growth reflected a continuation of its strategic plan as well as growth that resulted from customer runoff of the former Boston Private Bank following the late March failure of Silicon Valley Bank (“SVB”). The Company’s strong second quarter growth is not believed to be sustainable now that SVB has been acquired by First Citizens BancShares Inc. and as higher interest rates have curtailed earlier loan demand. The Company’s assets increased by $312.6 million, or 8.41%, during the June 30, 2023 quarter. Net loans receivable increased in the most recent three months by $304.0 million, or 9.54%, particularly commercial real estate and nonmortgage loans, while cash and investments increased to a lesser extent. During the June quarter, the concentration in 1-4 family residential loans further declined to 28.7% of gross loans.

Board of Directors

August 25, 2023

Table 1

NB Bancorp, Inc.

Historical Balance Sheet Data

	As of or for the 12 Months Ended
	March 31, 2023		June 30, 2023
	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)
Total Amount of:
Assets	$3,716,055	100.00%	$4,028,617	100.00%
Cash and equivalents	91,871	2.47%	113,520	2.82%
Securities available for sale	244,917	6.59%	213,977	5.31%
Loans receivable (net)	3,186,078	85.74%	3,490,041	86.63%
Federal Home Loan Bank stock	7,862	0.21%	16,585	0.41%
Federal Reserve Bank stock	8,673	0.23%	9,435	0.23%
Non-public investments	10,174	0.27%	11,688
Core deposit intangible	1,340	0.04%	1,303
Fixed assets	36,043	0.97%	35,982	0.89%
BOLI	49,377	1.33%	49,749	1.23%
Other miscellaneous assets	79,720	2.15%	86,337	2.14%

Deposits	$3,140,839	84.52%	$3,261,671	80.96%
Borrowings	160,079	4.31%	337,637	8.38%
Other liabilities	63,350	1.70%	72,326	1.80%

Stockholders' equity	$351,787	9.47%	$356,973	8.86%
Tangible stockholders' equity	$350,447	9.43%	$355,670	8.83%

Interest Income	$142,629	4.33%	$168,504	4.81%
Interest Expense	(28,261)	-0.86%	(47,036)	-1.34%
Net Interest Income	$114,368	3.47%	$121,468	3.47%
Provision for Loan Losses	(8,372)	-0.25%	(11,469)	-0.33%
Net Interest Income after Provisions	$105,996	3.22%	$109,999	3.14%

Other Income	8,021	0.24%	8,411	0.24%
Mortgage Banking Income	545	0.02%	626	0.02%
Swap Contract Fees and Other Income	912	0.03%	1,298	0.04%
Operating Expense	(77,465)	-2.35%	(81,554)	-2.33%
Net Operating Income	$38,009	1.15%	$38,780	1.11%

Non-Operating Income/Expense
Bargain Purchase Gain	1,070	0.03%	0	0.00%
Employee Retention Credit (Net)	3,452	0.10%	3,452	0.10%
Gain(Loss) on Fixed Assets and Investments	$0	0.00%	$0	0.00%

Income/(Loss) Before Tax	$42,531	1.29%	$42,232	1.21%
Income Tax Provision (Benefit)	(7,989)	-0.24%	(8,133)	-0.23%
Net Income (Loss)	$34,542	1.05%	$34,099	0.97%

Adjusted Earnings
Net Income	$34,542	1.05%	$34,099	0.97%
Deduct: Non-Operating Income and Expense	(4,522)	-0.14%	(3,452)	-0.10%
Tax Effect (2)	1,131	0.03%	863	0.02%
Adjusted Earnings	$31,151	0.95%	$31,510	0.90%

Expense Coverage Ratio (2)	147.6%		149.1%
Efficiency Ratio (3)	62.5%		61.8%
Effective Tax Rate	18.8%		19.3%
Return on Equity	10.19%		9.92%

Source:  NB Bancorp's prospectus and internal financial statements.

Board of Directors

August 25, 2023

The Company’s non-accrual loans remained relatively low as credit quality continues to be relatively strong. The allowance for credit losses (“ACL”) increased $3.6 million to $31.5 million during the June quarter due to CECL with the growth in the loan portfolio and not due to credit quality deterioration. At the same time, the portion of recent loan originations has increased as a percent of total loans.

Deposits increased $120.8 million to $3.262 billion during the June 30, 2023 quarter. The composition of deposits remained relatively stable as transaction and savings account deposits constituted approximately 57.0% of the deposit base while the remaining balance of deposits consisting of CDs, approximated 43.0% of total deposits. Asset growth during the June quarter was considerably funded by borrowed funds, which increased to $177.6 million. Although borrowing has doubled during the most recent quarter, there is amble borrowing capacity. Although equity increased $5.2 million to $357.0 million during the June quarter, the equity/assets ratio was leveraged from 9.47% at March 31, 2023 to 8.86%.

Earnings decreased slightly from $34.5 million, or 1.05% of average assets, for the 12 months ended March 31, 2023, to $34.1 million, or 0.97% for the 12 months ended June 30, 2023. The decrease reflected that higher net interest income was offset by an increase in noninterest expense and higher provisions for credit losses. Although net interest income increased $7.1 million for the most recent period, the ratio to average assets remained at 3.47%. Adjusted for the nonrecurring employee retention credit on an after-tax basis, the 12 month “core” net income decreased from $34.5 million (1.05% of average assets) for the March period to $34.1 million (0.97% of average assets) for the June period.

Provisions for credit losses for the most recent 12-month period increased by $3.2 million but remained unchanged at 0.06% of assets from the prior period. ACL totaled $31.5 million at June 30, 2023, or 0.89% of loans receivable and 258% of nonperforming loans. Credit quality has been strong, but the perceived risk is elevated by relatively large loan relationships and increased commercial lending which has resulted in $1.4 billion growth over the last 18 months. The perceived increase in credit risk is tempered by management’s experience in such lending and long terms relationships with many of the largest borrowers with no losses.

Noninterest income for the most recent 12 months increased slightly as a percent of average assets, to 0.30%, remaining a modest earnings contributor. Noninterest expense increased $4.0 million, or 2.33% of average assets, in part reflecting recent growth. The expense coverage ratio remained materially unchanged at 149.1% for the most recent period while the efficiency ratio for improved slightly to 61.8%. The effective tax rate for the most recent period increased slightly to 19.3%.

2.             Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for the Company and the Peer Group through June 30, 2023, and generally indicated no material differences from the comparative analysis in the Original Appraisal.

The Company’s updated loans/assets ratio of 86.63% continues to be considerably higher than the Peer Group ratio, while its 8.79% cash and investments/assets ratio remains lower. The Company’s interest-earning assets/assets (“IEA”) ratio of 95.42% is slightly more favorable, and the offering proceeds will increase the advantage.

Board of Directors

August 25, 2023

Deposits continue to be a higher proportion of the Company’s funding mix, while the Peer Group funds with borrowings to greater extent. As the Company has a more leveraged capital position than the Peers Group, 8.83% and 9.39% (median), respectively, its updated interest-bearing liabilities/assets (“IBL”) ratio exceeds the Peer Group. The Company’s updated IEA/IBL ratio of 107.1% continues to fall short of the Peer Group’s ratio. The additional capital realized from stock proceeds should raise the Company’s IEA/IBL ratio above the Peer Group, as the IBL level declines with increased capital and the net proceeds are reinvested in IEA.

Consistent with trends since 2020 as noted in the Original Appraisal, updated growth rates for the Company’s key balance sheet aggregates continued to materially exceed the Peer Group average and medians. In this regard, trailing 12 month growth rates for assets, loans and deposits equaled 33 percent, 48 percent and 23 percent, respectively while the median aggregates were all less than 10 percent. Asset growth by the Company was largely due to a 48% increase in loans which was funded in part through the redeployment of funds from cash and investments. Similarly, the Peer Group also experienced loan growth and a reduction in cash and investments. Updated tangible equity growth rates for the Company and the Peer Group median equaled 8.76 percent and 3.13 percent respectively.

Table 3 displays comparative operating results for the Company and the Peer Group, based on earnings for the 12 months ended June 30, 2023. The Company and the Peer Group reported net income to average assets ratios of 0.97% the non-recurring employee retention credit equal to 0.10% of average assets on an after tax basis equaled 0.90% was slightly below the Peer Group average and median ratio. A higher ratio of net interest income represented the principal earnings advantage for the Company, while the Peer Group maintained slightly lower non-interest expense.

On a post-offering basis, noninterest expense is expected to increase with the addition of the ESOP and other public company expenses, similar to the Peer Group. Also, management estimates the cost structure will increase in a range of $17 million next year reflecting the addition of management, lenders, and back office staff to support the planned growth and diversification. The Company will continue to make enhancements to facilitate growth in key areas such as technology and compliance. Over the long term, the Company will seek to leverage both the capital and infrastructure investments through its expanded growth capacity.

In terms of core earnings strength, the Company’s updated efficiency ratio of 61.8% lags the Peer Group median of 58.5%. The Company anticipates the earnings pick up from reinvesting and leveraging conversion proceeds will diminish the current disadvantage.

The Company’s nonrecurring employee retention credit will be excluded from after-tax core earnings in deriving the valuation earnings base. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

Board of Directors

August 25, 2023

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2023 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity
NB Bancorp, Inc.		MA
June 30, 2023			2.82%	6.25%	1.23%	86.63%	80.96%	8.38%	0.00%	8.86%	0.03%	8.83%

Comparable Group
Averages			4.18%	11.65%	1.78%	78.50%	72.56%	14.24%	0.26%	11.84%	0.73%	11.23%
Medians			3.28%	15.07%	1.72%	77.15%	71.49%	15.49%	0.00%	10.65%	0.57%	9.37%

Comparable Group
BLFY	Blue Foundry Bancorp	NJ	2.20%	17.05%	1.05%	75.45%	60.91%	20.55%	0.00%	17.62%	0.04%	17.58%
ESSA	ESSA Bancorp, Inc.	PA	4.36%	16.50%	1.78%	73.76%	69.84%	18.68%	0.00%	10.01%	0.64%	9.37%
HIFS	Hingham Institution for Savings	MA	8.21%	3.21%	0.31%	87.26%	55.99%	34.10%	0.00%	9.28%	0.00%	9.28%
HONE	HarborOne Bancorp, Inc.	MA	4.47%	5.99%	NA	82.54%	75.76%	10.68%	0.61%	10.52%	1.27%	9.26%
KRNY	Kearny Financial Corp.	NJ	0.87%	17.93%	3.63%	71.80%	69.80%	18.68%	0.00%	10.78%	NA	NA
NECB	Northeast Community Bancorp, Inc.	NY	7.43%	2.16%	1.53%	85.87%	81.44%	1.03%	0.00%	16.68%	0.01%	16.67%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	1.61%	15.80%	3.06%	76.41%	67.94%	17.34%	1.10%	12.39%	0.74%	11.65%
PFS	Provident Financial Services, Inc.	NJ	1.49%	15.85%	1.72%	74.33%	73.14%	13.64%	0.08%	11.71%	3.27%	8.43%
TRST	TrustCo Bank Corp NY	NY	9.93%	7.67%	0.00%	79.66%	86.55%	2.65%	0.00%	10.23%	0.01%	10.22%
WNEB	Western New England Bancorp, Inc.	MA	1.24%	14.35%	2.95%	77.90%	84.22%	5.01%	0.77%	9.13%	0.57%	8.57%

		Balance Sheet Annual Growth Rates							Regulatory Capital
			MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
		Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
NB Bancorp, Inc.
June 30, 2023		33.09%	-22.13%	47.72%	22.86%	NM	8.68%	8.76%	9.62%	N/A	N/A

Comparable Group
Averages		8.65%	-19.21%	12.14%	2.67%	51.23%	1.08%	0.78%	11.15%	14.22%	15.15%
Medians		5.20%	-25.33%	7.23%	-2.42%	69.97%	3.08%	3.13%	10.34%	12.63%	13.57%

Comparable Group
BLFY	Blue Foundry Bancorp	5.93%	-26.57%	11.00%	-2.27%	85.15%	-11.10%	-12.85%	11.21%	14.24%	15.25%
ESSA	ESSA Bancorp, Inc.	18.30%	-28.81%	16.73%	11.24%	76.24%	2.54%	3.13%	15.75%	13.64%	13.99%
HIFS	Hingham Institution for Savings	7.89%	22.46%	7.23%	-2.20%	28.86%	8.85%	9.47%	10.34%	12.47%	13.57%
HONE	HarborOne Bancorp, Inc.	20.31%	-26.15%	19.78%	11.42%	NA	-4.64%	-9.11%	14.20%	20.25%	21.28%
KRNY	Kearny Financial Corp.	4.47%	-8.99%	7.23%	-3.98%	63.69%	-2.76%	NA	9.69%	12.49%	13.49%
NECB	Northeast Community Bancorp, Inc.	32.26%	-26.43%	36.19%	41.70%	-30.17%	5.17%	6.16%	9.68%	12.51%	13.33%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	-1.88%	-21.21%	3.89%	-14.79%	126.98%	-4.00%	-4.24%	9.61%	11.31%	12.42%
PFS	Provident Financial Services, Inc.	2.29%	-24.50%	5.20%	-5.64%	78.25%	3.61%	2.12%	12.54%	NA	NA
TRST	TrustCo Bank Corp NY	-2.43%	-30.26%	NA	-2.56%	-19.15%	4.50%	4.81%	10.34%	18.48%	19.73%
WNEB	Western New England Bancorp, Inc.	-0.58%	-21.65%	2.03%	-6.26%	NA	8.67%	7.55%	8.15%	12.63%	13.31%

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Board of Directors

August 25, 2023

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2023 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income
							Loss	NII	Gain	Other	Total
			Net				Provis.	After	on Sale of	Non-Int	Non-Int
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
NB Bancorp, Inc.		MA
June 30, 2023			0.97%	4.81%	1.34%	3.47%	0.33%	3.14%	0.02%	0.28%	2.33%

Comparable Group
Averages			1.02%	4.14%	1.09%	3.05%	0.07%	3.27%	0.02%	0.32%	1.95%
Medians			0.95%	3.77%	1.01%	2.88%	0.05%	2.95%	0.00%	0.27%	2.07%

Comparable Group
BLFY	Blue Foundry Bancorp	NJ	-0.06%	3.57%	1.13%	2.44%	NA	NA	0.01%	0.10%	2.61%
ESSA	ESSA Bancorp, Inc.	PA	1.03%	4.07%	0.80%	3.27%	0.02%	3.25%	0.01%	0.41%	2.39%
HIFS	Hingham Institution for Savings	MA	0.96%	3.88%	2.01%	1.87%	NA	NA	0.00%	0.03%	0.69%
HONE	HarborOne Bancorp, Inc.	MA	0.73%	4.08%	1.30%	2.77%	NA	NA	0.22%	0.65%	2.51%
KRNY	Kearny Financial Corp.	NJ	0.51%	3.64%	1.46%	2.18%	0.03%	2.15%	-0.02%	0.21%	1.53%
NECB	Northeast Community Bancorp, Inc.	NY	2.73%	7.45%	1.35%	6.10%	0.08%	6.02%	0.00%	0.23%	2.40%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	0.93%	3.51%	0.89%	2.62%	0.09%	2.53%	0.01%	0.20%	1.49%
PFS	Provident Financial Services, Inc.	NJ	1.20%	4.02%	0.88%	3.14%	0.21%	2.93%	0.01%	0.63%	1.88%
TRST	TrustCo Bank Corp NY	NY	1.23%	3.49%	0.38%	3.11%	0.02%	3.09%	0.00%	0.30%	1.78%
WNEB	Western New England Bancorp, Inc.	MA	0.90%	3.67%	0.68%	2.99%	0.05%	2.95%	0.00%	0.42%	2.26%

		NonOp Items			Yields, Costs, and Spreads
				Provision				MEMO:	MEMO:
		Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
		Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
NB Bancorp, Inc.
June 30, 2023		0.10%	0.00%	0.23%	5.09%	1.43%	3.66%	$12,208	20.96%

Comparable Group
Averages		0.00%	0.00%	0.36%	4.36%	1.23%	3.13%	$14,854	25.23%
Medians		0.00%	0.00%	0.33%	3.93%	1.16%	2.94%	$11,257	24.65%

Comparable Group
BLFY	Blue Foundry Bancorp	0.00%	0.00%	0.01%	3.67%	1.07%	2.60%	$11,467	NM
ESSA	ESSA Bancorp, Inc.	0.00%	0.00%	0.25%	4.32%	0.71%	3.61%	$8,182	19.53%
HIFS	Hingham Institution for Savings	0.17%	0.00%	0.37%	3.93%	2.44%	1.49%	$50,719	27.73%
HONE	HarborOne Bancorp, Inc.	-0.02%	0.00%	0.23%	4.34%	1.52%	2.82%	$10,317	24.14%
KRNY	Kearny Financial Corp.	-0.16%	0.00%	0.14%	3.91%	1.37%	2.54%	$15,606	22.09%
NECB	Northeast Community Bancorp, Inc.	0.00%	0.00%	1.13%	7.88%	1.83%	6.05%	$11,046	29.25%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	0.00%	0.00%	0.36%	3.67%	1.24%	2.43%	$13,852	28.05%
PFS	Provident Financial Services, Inc.	-0.05%	0.00%	0.44%	4.41%	0.85%	3.56%	$12,003	26.98%
TRST	TrustCo Bank Corp NY	NA	0.00%	0.40%	3.57%	0.51%	3.06%	$7,681	24.64%
WNEB	Western New England Bancorp, Inc.	0.08%	0.00%	0.30%	3.93%	0.75%	3.18%	$7,662	24.65%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Board of Directors

August 25, 2023

3.             Stock Market Conditions

Since the date of the Original Appraisal, the broad market stock market indices have generally appreciated. Debt-ceiling negotiations were a prominent factor in the day-to-day fluctuations that prevailed in the broader stock market going into the second half of May 2023, as investors reacted to positive and negative developments in the negotiations and the potential likelihood that an agreement would be reached. An agreement to raise the debt-ceiling and stronger-than-expected job growth reflected in the May employment reported spurred a stock market rally at the end of May and the start of June. Data showing the inflation rate for May slowed contributed to stocks advancing ahead of the Federal Reserve’s mid-June meeting, with the S&P 500 moving into bull market territory and closing at its highest point in over a year. Stocks ended mixed after the Federal Reserve opted not to raise interest rates at the conclusion of its mid-June meeting, while emphasizing that further rate increases lied ahead. A stronger-than-expected increase in May retail sales sparked a one-day rally following the Federal Reserve’s policy meeting. Major U.S. stock indexes retreated heading into the second half of June, as investors assessed Congressional testimony by the Federal Reserve Chairman that the Federal Reserve would likely raise interest rates over the next few months. Investor optimism that inflation was easing and a stretch of favorable economic data helped to fuel a stock market rally to close out the second quarter, with all 11 of the S&P 500’s industry sectors posting gains for the month of June.

Stocks moved lower at the start of the third quarter of 2023, as investors eyed potential headwinds for the global economy following a sharper-than-expected decline in China’s activity for services and a stretch of strong U.S. economic data hardened expectations of further interest rate increases by the Federal Reserve. Inflation date for June coming in cooler than expected and higher oil prices driving a rebound in energy shares contributed to major U.S. stock indexes advancing heading into mid-July. Momentum from encouraging reports on inflation and generally favorable second quarter earnings reports sustained an upward trend in the broader stock through the second half of July, with the Dow Jones Industrial Average (“DJIA”) notching 13 consecutive advances for the first time since January 1987. After the winning streak in the DJIA came to an end in late-July, the broader stock market closed out July trading higher as investors embraced more signs that the pace of inflation was slowing and continued strength in the economy reduced expectations of the U.S. economy going into a recession. For the month of July, the S&P 500, NASDAQ and DJIA notched monthly gains of 3.1%, 4.0% and 3.3%, respectively. A downgrade of the credit rating for U.S. debt triggered a wave of selling in the broader stock market at the beginning of August, which was followed by the major U.S. stock indexes seesawing higher and lower heading into mid-August. Anticipation that the Federal Reserve may continue to raise interest rates in response to comments by Federal Reserve President Jerome Powell contributed to the August selling pressure. On August 25, 2023 the DJIA closed at 33,346.90 or 2.8% higher since the date of the Original Appraisal and the NASDAQ closed at 1359.65 or 7.4% higher since the date of the Original Appraisal.

The market for financial shares has also rebounded since the date of the Original Appraisal, albeit from the relatively depressed levels which prevailed following the selloff ignited by the collapse of Silicon Valley Bank and the failure of Signature Bank. There was little movement in bank shares during the second half of May, but bank issues rallied higher through the first two weeks of June. A deal to avert a default on U.S. debt and a better-than-expected jobs report for May were noteworthy factors that keyed the upswing in bank stocks. Financial shares traded in a narrow range through the mid-June meeting of the Federal Reserve and then retreated heading into the last week of June in response to Congressional testimony by the Federal Reserve Chairman that indicated the Federal Reserve was poised to raise interest rates further in the coming months. Financial shares participated in the broader stock market rally in the final trading sessions of the second quarter, with the S&P U.S. BMI Banks Index recording an overall gain of 5.9% for the month of June.

Board of Directors

August 25, 2023

After ticking higher at the start of the third quarter of 2023, bank shares slid ahead of June’s employment report as strong economic data raised expectations that the Federal Reserve would raise interest rates at its July meeting. A 3.0% increase in the June CPI, which was the slowest pace since March 2021, spurred a positive trend in economically sensitive shares through mid-July. Favorable second quarter earnings results coming out of the banking sector and additional economic reports showing a softening in inflation supported a positive trend in bank stocks during the second half of July. Financial shares edged lower through the first two weeks of August, as investors reacted to credit downgrades of U.S. debt and ten regional banks as well as the prospect that the Fed may not be done raising interest rates. The prospect that the Federal Reserve may not be done raising interest rates was supported by comments from Jerome Powell in the last full trading week of August. On August 25, 2023, the S&P U.S. BMI Banks Index closed at 130.98, an increase of 4.7% since May 19, 2023.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts were higher to a generally comparable degree and consistent with the increase in the S&P U.S. BMI Banks Index. Since the date of the Original Appraisal, the stock prices of eight of the ten Peer Group companies were higher as of August 25, 2023 while the remaining two Peer Group companies had price reductions of less than 1%. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of May 19, 2023 and August 25, 2023.

The pricing data shows that the Peer Group’s average pricing ratios have increased in a range of 5% to 16% with the book value based pricing measures increasing by approximately 7%. By comparison, the pricing ratios for all publicly-traded thrifts increased in a range of 4% to 11% and the Price/Book Value ratios have increased by approximately 7% which is slightly higher than the S&P US BMI Bank index.

Board of Directors

August 25, 2023

Table 4

Average and Median Pricing Characteristics

	Average Pricing
	At May 19,		At Aug. 25,		%
	2023		2023		Change
Peer Group
Price/Earnings (x)	8.00	x	8.64	x	8.0%
Price/Core Earnings (x)	7.34	x	8.50	x	15.8%
Price/Book (%)	70.75%		75.78%		7.1%
Price/Tangible Book(%)	77.46%		82.93%		7.1%
Price/Assets (%)	8.27		8.64		4.5%
Market Capitalization ($Mil)	$409.58		$430.23		5.0%

All Publicly-Traded Savings Institutions
Price/Earnings (x)	10.42	x	10.87	x	4.3%
Price/Core Earnings (x)	10.66	x	11.59	x	8.7%
Price/Book (%)	74.26%		79.20%		6.7%
Price/Tangible Book(%)	81.80%		87.70%		7.2%
Price/Assets (%)	9.14		9.74		6.6%
Market Capitalization ($Mil)	$472.33		$524.92		11.1%

	Median Pricing
	At May 19,		At Aug. 25,		%
	2023		2023		Change
Peer Group
Price/Earnings (x)	7.15	x	8.01	x	12.0%
Price/Core Earnings (x)	7.15	x	7.95	x	11.2%
Price/Book (%)	65.08%		74.85%		15.0%
Price/Tangible Book(%)	71.57%		83.78%		17.1%
Price/Assets (%)	8.39		8.66		3.2%
Market Capitalization ($Mil)	$388.35		$427.85		10.2%

All Publicly-Traded Savings Institutions
Price/Earnings (x)	9.09	x	9.02	x	-0.8%
Price/Core Earnings (x)	8.78	x	9.13	x	4.0%
Price/Book (%)	68.19%		76.33%		11.9%
Price/Tangible Book(%)	73.28%		78.02%		6.5%
Price/Assets (%)	8.09		8.29		2.5%
Market Capitalization ($Mil)	$124.65		$144.33		15.8%

Board of Directors

August 25, 2023

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

There has been one standard conversion transaction completed since the date of the Original Appraisal. Mercer Bancorp completed its conversion in the last week of July at a price between the minimum and midpoint of the approved offering range at a pro forma P/TB and P/E equal to 46.5% and 7.7 times, respectively. However, the importance of the results of this offering are rendered less meaningful to the Company’s offering by the comparatively smaller asset base ($149 million). The second step conversion offering by BV Financial completed as of August 1, 2023, was completed at a pro forma P/TB ratio of 67.3% at the minimum of the approved offering range. Gross proceeds were $98 million and while the offering traded up slightly on the first day of trading, BV Financial was trading 2.9% below its IPO price as of August 25, 2023.

See Table 5 for details on the results of these recent conversion offerings.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to the Company’s pro forma value based upon our comparative analysis to the Peer Group:

Table 5

NB Bancorp, Inc.

Original Appraisal Valuation Adjustments

Key Valuation Parameters	Previous Valuation Adjustments
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Board of Directors

August 25, 2023

Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed Since Original Appraisal

Institutional Information			Pre-Conversion Data				Offering Information
			Financial Info.		Asset Quality		Excluding Foundation
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)
Standard Conversions
Mercer Bancorp, Inc., OH	7/27/23	MSBB-OTCQB	$149	10.00%	0.39%	164%	$9.7	100%	91%	15.9%

Second Step Conversions
BV Financial, Inc., MD*	8/1/23	BVFL-NASDAQ	$858	11.74%	0.77%	176%	$98.0	86%	85%	2.4%

Institutional Information			Pro Forma Data
			Pricing Ratios(2)(5)				Financial Charac.
	Conversion			Core			Core		Core	IPO
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price
			(%)	(x)		(%)	(%)	(%)	(%)	($)
Standard Conversions
Mercer Bancorp, Inc., OH	7/27/23	MSBB-OTCQB	46.5%	7.7	x	6.6%	0.9%	14.1%	6.1%	$10.00

Second Step Conversions
BV Financial, Inc., MD*	8/1/23	BVFL-NASDAQ	67.3%	9.5	x	12.1%	1.3%	18.3%	6.5%	$10.00

Institutional Information			Post-IPO Pricing Trends
Closing Price:
			First		After
	Conversion		Trading	%	First	%	Thru	%
Institution	Date	Ticker	Day	Chg	Week(3)	Chg	8/25/23	Chg
			($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Mercer Bancorp, Inc., OH	7/27/23	MSBB-OTCQB	$13.00	30.0%	$14.00	40.0%	$14.09	40.9%

Second Step Conversions
BV Financial, Inc., MD*	8/1/23	BVFL-NASDAQ	$10.24	2.4%	$9.92	-0.8%	$9.71	-2.9%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.
(2) Does not take into account the adoption of SOP 93-6.
(3) Latest price if offering is less than one week old.
(4) Latest price if offering is more than one week but less than one month old.
(5) Mutual holding company pro forma data on full conversion basis.
(6) Simultaneously completed acquisition of another financial institution.
(7) Simultaneously converted to a commercial bank charter.
(8) Former credit union.

August 25, 2023

Board of Directors

August 25, 2023

The factors concerning the valuation parameters of dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

An analysis of the Company’s updated financial condition to the Peer Group remained comparable to the discussion as contained in the Original Appraisal. In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, the Company’s financial condition, earnings levels and asset size remained relatively consistent with the information contained in the Original Appraisal, as we concluded that no adjustment to the valuation parameters for financial condition or earnings prospects relative to the adjustments made in the Original Appraisal were necessary, as the relationship of these parameters relative to the Peer Group remain relatively unchanged. Thus, we determined that a slight upward adjustment remained appropriate for financial condition and no adjustment was appropriate for profitability, growth and viability of earnings. We further concluded that no adjustment for liquidity remained appropriate.

The general market for thrift stocks has increased since the date of the Original Appraisal with the S&P U.S. BMI Banks Index and all publicly traded savings institutions realizing increased pricing in a range of 5% to 7% while the pricing data shows that the Peer Group’s average pricing ratios have increased in a range of 5% to 16% with the book value based pricing measures increasing by approximately 7%.

Overall, taking into account the foregoing factors, we believe that an increase is warranted to the estimated pro forma valuation range set forth in the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the federal and state banking agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches – all performed on a pro forma basis to incorporate the impact of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of June 30, 2023 for the Company.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Board of Directors

August 25, 2023

Based on the foregoing, we have concluded that an increase in NB Bancorp’s value is appropriate. Therefore, as of August 25, 2023, the pro forma market value of NB Bancorp’s conversion stock, including the shares sold in the offering and issued to the Foundation, equaled $322,916,670 at the midpoint, equal to 32,291,667 shares offered at a per share value of $10.00. The updated valuation represents a 3.3% increase relative to the $312,500,000 at the midpoint valuation conclusion reached in our Original Appraisal. The 3.3% increase in the Company’s pro forma pricing ratios considers the trends in the broader market indices, the market for financial institution stocks generally and the change in the Peer Group’s pricing ratios in particular. In arriving at the valuation conclusion, RP Financial considered the recent market volatility, particularly as it may adversely impact the new issue market. This factor was an important consideration in arriving at value since the market for new issues, especially for a relatively large offering, remains untested and potentially soft given the aftermarket performance of BV Financial and the limited number of deals completed in 2023.

1.            P/E Approach. The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. For the twelve months ended June 30, 2023, the Company recorded net income of $34.1 million.

As noted in Original Appraisal and the financial analysis herein based on updated financial data, the only mater1ial non-recurring income was related to the earnings retention credit which was a COVID related stimulus payment which was just paid in 2023. The value of the credit was $3.5 million on a pre-tax basis or $2.6 million after tax assuming a 25% effective tax rate. Considering the foregoing, the estimated core earnings based on updated financial data equaled $31.5 million.

Based on NB Bancorp’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $322.9 million updated midpoint valuation equaled 8.91 times and 9.59 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums equal to 3.1% and 12.8%, respectively, compared to premiums of 9.3% and 31.8% relative to the premiums set forth in at the valuation conclusion in the Original Appraisal. The Company’s pro forma P/E multiples based on core earnings at the minimum and the supermaximum equaled 8.24 times and 12.41 times, respectively, reflecting a discount of 3.1% relative to the Peer Group average at the minimum of the updated offering range and a premium of 46.0% at the supermaximum of the updated offering range.

2.            P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long-term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $322.9 million updated valuation conclusion at the midpoint, the Company’s P/B and P/TB ratios equaled 51.81% and 51.92%, respectively. In comparison to the average and median P/TB ratios indicated for the Peer Group of 82.93% and 83.78%, respectively, the Company’s updated ratios indicated discounts of 37.4% relative to the Peer Group average and 38.0% relative to the Peer Group median. The discounts at the midpoint of the offering range are only slightly higher than the discounts 33.9% relative to the Peer Group average P/TB ratio and 28.4% relative to the Peer Group median ratio as indicated in the Original Appraisal. At the top of the supermaximum, the Company’s P/TB ratios equaled 60.24% which is discounted to the Peer Group average ratio by 27.4%.

Board of Directors

August 25, 2023

3.            P/A Approach. P/A ratios are generally not a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $322.9 million updated midpoint value, the Company’s pro forma P/A ratio equaled 7.52%. In comparison to the Peer Group's average P/A ratio of 8.64%, the Company’s P/A ratio indicated a discount of 13% (versus a discount of 4.9% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 8.66%, the Company’s P/A ratio at the $322.9 million updated midpoint valuation was 7.52% which was discounted by 13.2% (versus a discount of 6.2% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

It is our opinion that, as of August 25, 2023, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 4.0% shares to be issued to the Foundation, equaled $322,916,670 at the midpoint, reflecting 32,291,667 shares offered at the Board of Directors determined price of $10.00 per share. Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the 4.0% Foundation shares, indicates a minimum market value of $274,479,170 and a maximum market value of $371,354,170. At the $10.00 share price, total shares range from 27,447,917 at the minimum to 37,135,417 at the maximum. If the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $427,057,290, 42,705,729 shares at $10.00 per share, without resolicitation. Based on this market value range, the offering range (that is, excluding the 4% Foundation shares) is: $263,500,000 at the minimum, $310,000,000 at the midpoint, $356,500,000 at the maximum, and $409,975,000 at the super maximum. At the $10.00 share price, the number of offering shares is 26,350,000 at the minimum, 31,000,000 at the midpoint, 35,650,000 at the maximum, and 40,997,500 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening	Ronald S. Riggins	James P. Hennessey
CEO & Managing Director	Managing Director	Director

Board of Directors

August 25, 2023

Table 7

Public Market Pricing Versus Peer Group

NB Bancorp, Inc.

As of August 25, 2023

			Market		Per Share Data
			Capitalization		Core	Book
			Price/	Market	12 Month	Value/	Pricing Ratios(3)
			Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)
NB Bancorp, Inc.
Supermaximum			$10.00	$427.06	$0.87	$16.60	11.54	x	60.13%	9.75%	60.24%	12.41	x
Maximum			$10.00	$371.35	$0.99	$17.84	10.15	x	55.96%	8.57%	56.09%	10.92	x
Midpoint			$10.00	$322.92	$1.12	$19.26	8.91	x	51.81%	7.52%	51.92%	9.59	x
Minimum			$10.00	$274.48	$1.31	$21.18	7.64	x	47.10%	6.45%	47.21%	8.24	x

All Fully-Converted, Publicly-Traded Savings Institutions
Averages			$18.83	$524.92	$1.57	$21.44	10.87	x	79.20%	9.74%	87.70%	11.59	x
Medians			$12.22	$144.33	$1.01	$16.47	9.02	x	76.33%	8.29%	78.02%	9.13	x

Valuation Peer Group
Averages			$31.16	$430.23	$3.00	$34.54	8.64		75.78%	8.64%	82.93%	8.50
Medians			$13.43	$427.85	$1.60	$16.55	8.01		74.85%	8.66%	83.78%	7.95

Valuation Peer Group
BLFY	Blue Foundry Bancorp	NJ	$9.48	$220.58	$(0.06)	$14.38	NM		65.94%	10.60%	66.07%	NM
ESSA	ESSA Bancorp, Inc.	PA	$16.27	$158.02	$2.05	$21.02	8.01	x	77.38%	7.23%	82.65%	7.95	x
HONE	HarborOne Bancorp, Inc.	MA	$9.55	$444.51	$0.87	$12.79	11.37	x	74.69%	7.85%	84.91%	10.97	x
HIFS	Hingham Institution for Savings	MA	$191.22	$411.20	$15.39	$185.94	10.72	x	102.84%	9.54%	102.84%	12.42	x
KRNY	Kearny Financial Corp.	NJ	$7.40	$471.20	$0.80	$13.20	11.75	x	56.07%	5.84%	74.32%	9.29	x
NECB	Northeast Community Bancorp, Inc.	NY	$16.30	$222.27	$2.57	$17.93	6.39	x	90.93%	13.76%	90.99%	6.34	x
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$10.59	$476.42	$1.16	$15.18	9.13	x	69.78%	8.60%	74.24%	9.11	x
PFS	Provident Financial Services, Inc.	NJ	$16.31	$1,223.51	$2.31	$21.75	7.38	x	75.00%	8.72%	104.13%	7.06	x
TRST	TrustCo Bank Corp NY	NY	$28.24	$537.25	$3.90	$32.66	7.24	x	86.46%	8.84%	86.54%	7.24	x
WNEB	Western New England Bancorp Inc.	MA	$6.22	$137.35	$1.01	$10.60	5.81	x	58.70%	5.36%	62.57%	6.13	x

			Dividends(4)			Financial Characteristics(6)
			Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
			Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
NB Bancorp, Inc.
Supermaximum			$0.00	0.00%	0.00%	$4,382	16.21%	16.18%	0.30%	0.84%	5.21%	0.79%	4.84%
Maximum			$0.00	0.00%	0.00%	$4,335	15.31%	15.28%	0.31%	0.84%	5.51%	0.78%	5.12%
Midpoint			$0.00	0.00%	0.00%	$4,295	14.51%	14.48%	0.31%	0.84%	5.82%	0.78%	5.40%
Minimum			$0.00	0.00%	0.00%	$4,254	13.69%	13.66%	0.31%	0.84%	6.16%	0.78%	5.72%

All Fully-Converted, Publicly-Traded Savings Institutions
Averages			$0.50	3.01%	48.56%	$6,019	13.20%	12.54%	0.37%	0.63%	5.59%	0.65%	5.61%
Medians			$0.34	3.14%	30.42%	$1,785	11.51%	10.89%	0.21%	0.67%	5.91%	0.68%	6.20%

Valuation Peer Group
Averages			$0.81	4.00%	34.59%	$5,212	11.84%	11.00%	0.32%	1.02%	8.44%	1.02%	8.45%
Medians			$0.52	4.50%	34.52%	$4,926	10.65%	9.40%	0.35%	0.95%	9.57%	0.89%	8.92%

Valuation Peer Group
BLFY	Blue Foundry Bancorp	NJ	NA	NA	NA	$2,081	17.62%	17.59%	0.37%	-0.06%	-0.31%	-0.06%	-0.31%
ESSA	ESSA Bancorp, Inc.	PA	$0.60	3.69%	29.56%	$2,184	10.01%	9.43%	0.67%	1.03%	9.06%	1.03%	9.13%
HONE	HarborOne Bancorp, Inc.	MA	$0.30	3.14%	34.52%	$5,659	10.52%	9.38%	0.36%	0.73%	6.19%	0.76%	6.41%
HIFS	Hingham Institution for Savings	MA	$2.52	1.32%	17.54%	$4,311	9.28%	9.28%	0.00%	0.96%	10.08%	0.83%	8.70%
KRNY	Kearny Financial Corp.	NJ	$0.44	5.95%	69.84%	$8,065	10.78%	8.35%	NA	0.51%	4.66%	0.64%	5.89%
NECB	Northeast Community Bancorp, Inc.	NY	$0.24	1.47%	9.41%	$1,616	16.68%	16.67%	NA	2.73%	14.44%	2.75%	14.57%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$0.52	4.91%	44.83%	$5,541	12.39%	11.74%	0.18%	0.93%	7.49%	0.93%	7.50%
PFS	Provident Financial Services, Inc.	NJ	$0.96	5.89%	43.44%	$14,030	11.71%	8.72%	0.42%	1.20%	10.21%	1.24%	10.56%
TRST	TrustCo Bank Corp NY	NY	$1.44	5.10%	36.89%	$6,076	10.23%	10.22%	0.34%	1.23%	12.28%	1.23%	12.28%
WNEB	Western New England Bancorp, Inc.	MA	$0.28	4.50%	25.23%	$2,562	9.13%	8.62%	0.22%	0.90%	10.28%	0.86%	9.73%

(1) Closing price at date indicated, market value equal to public (minority shares) times current stock price.

(2)  Core earnings reflect net income less non-recurring items

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(4)  Dividend is as of most recent quarterly dividend.   Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7) Current Quarter is June 30, 2023, footnote reflects data as of March 31, 2023, or most recent date

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of August 25, 2023

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices
As of August 25, 2023

Exhibit IA

Weekly Thrift Market Line - Part One

Prices As of August 25, 2023

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (45)
	Average	18.62	37,433	515.0	26.28	15.56	18.62	-1.80	-18.25	-14.64	1.55	1.57	21.17	19.76	200.34
	Median	12.15	9,713	137.4	16.13	9.65	12.15	-1.17	-17.60	-15.13	1.03	1.01	16.38	15.66	130.51

Financial Institutions, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	7.06	5,682	40.1	11.16	6.31	7.06	-3.95	-29.44	-29.40	-0.14	-0.18	12.04	12.04	97.40
AFBI	Affinity Bancshares, Inc.	14.48	6,422	93.0	16.50	11.29	14.48	0.91	-2.43	-4.11	1.03	1.05	18.34	15.47	136.55
AX	Axos Financial, Inc.	41.56	58,943	2,456.7	51.46	33.15	41.56	2.77	-6.92	8.74	5.07	5.42	32.53	29.94	345.22
BLFY	Blue Foundry Bancorp	9.48	23,268	220.6	13.17	8.14	9.48	-0.73	-18.91	-26.23	-0.06	-0.06	14.38	14.35	89.41
BYFC	Broadway Financial Corporation	0.98	74,230	48.5	1.42	0.83	0.98	2.08	-14.41	-2.97	0.06	0.06	1.71	1.34	16.59
BVFL	BV Financial, Inc.	9.71	11,375	110.4	35.00	9.65	9.71	-0.21	-56.36	-61.16	1.08	NA	9.19	7.82	80.95
CFFN	Capitol Federal Financial, Inc.	5.80	136,117	789.5	9.67	5.25	5.80	-6.75	-39.46	-32.95	0.43	0.44	7.79	7.71	75.63
CARV	Carver Bancorp, Inc.	2.27	4,826	11.0	5.75	2.16	2.27	-8.47	-57.41	-44.77	-1.14	-1.14	4.16	4.16	147.46
CLST	Catalyst Bancorp, Inc.	11.75	4,911	57.7	13.48	9.26	11.75	0.64	-11.32	-7.48	0.10	0.10	17.11	17.11	54.15
CULL	Cullman Bancorp, Inc.	10.75	7,383	79.4	13.25	10.40	10.75	0.47	-4.53	-6.44	0.55	0.55	13.78	13.78	56.61
ECBK	ECB Bancorp, Inc.	12.29	9,175	112.8	16.91	10.33	12.29	3.80	-13.27	-23.43	0.27	0.56	17.94	17.94	130.51
ESSA	ESSA Bancorp, Inc.	16.27	9,713	158.0	21.80	12.79	16.27	-2.52	-14.82	-22.04	2.03	2.05	21.02	19.68	224.89
FNWB	First Northwest Bancorp	12.70	8,890	112.9	16.82	9.94	12.70	-1.17	-21.12	-17.32	1.72	1.72	16.56	16.45	243.30
FSEA	First Seacoast Bancorp, Inc.	7.44	4,701	35.0	13.16	7.28	7.44	-0.38	-43.41	-34.87	-0.10	-0.11	14.63	14.57	116.67
FSBW	FS Bancorp, Inc.	30.71	7,641	234.7	37.39	26.08	30.71	-1.70	0.36	-8.16	4.25	4.69	32.23	29.28	380.25
GBNY	Generations Bancorp NY, Inc.	9.40	2,236	21.0	11.41	8.25	9.40	-1.67	-16.33	-12.96	0.01	-0.08	16.03	15.73	176.64
HONE	HarborOne Bancorp, Inc.	9.55	46,545	444.5	15.57	7.51	9.55	-4.40	-31.74	-31.29	0.84	0.87	12.79	11.25	121.59
HIFS	Hingham Institution for Savings	191.22	2,150	411.2	311.18	173.51	191.22	-5.34	-37.51	-30.71	17.84	15.39	185.94	185.94	2004.62
HMNF	HMN Financial, Inc.	19.40	4,487	87.1	24.23	17.31	19.40	0.67	-14.65	-9.09	1.67	1.65	22.76	22.59	247.22
HFBL	Home Federal Bancorp, Inc. of Louisiana	15.29	2,996	45.8	21.80	12.91	15.29	-7.33	-24.61	-10.64	1.80	1.99	16.13	14.69	220.59
IROQ	IF Bancorp, Inc.	15.55	3,196	49.7	22.50	13.75	15.55	0.00	-18.42	-9.86	1.59	1.70	21.98	21.98	263.77
KRNY	Kearny Financial Corp.	7.40	62,857	465.1	12.04	6.58	7.40	-7.50	-38.13	-27.09	0.63	0.80	13.20	9.96	128.30
MGYR	Magyar Bancorp, Inc.	10.88	6,662	72.5	13.45	9.64	10.88	-1.72	-11.83	-15.13	1.22	1.22	15.41	15.41	128.71
NYCB	New York Community Bancorp, Inc.	11.83	722,475	8,546.9	14.22	5.81	11.83	0.51	13.86	37.56	4.02	1.70	14.61	10.29	164.43
NECB	Northeast Community Bancorp, Inc.	16.30	13,636	222.3	16.62	12.16	16.30	-0.79	26.06	9.25	2.55	2.57	17.93	17.91	118.48
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	10.59	44,988	476.4	16.13	9.13	10.59	-5.28	-30.19	-32.68	1.16	1.16	15.18	14.27	123.16
NSTS	NSTS Bancorp, Inc.	8.95	5,497	49.2	11.19	8.25	8.95	-0.83	-18.78	-11.65	0.03	0.03	14.53	14.53	46.73
PBBK	PB Bankshares, Inc.	13.14	2,552	33.5	14.64	10.99	13.14	1.06	-0.58	-3.26	0.98	0.75	16.71	16.71	161.65
PDLB	Ponce Financial Group, Inc.	7.91	22,151	175.2	10.04	6.51	7.91	-5.16	-17.60	-15.13	-1.03	NA	10.94	10.94	120.62
PVBC	Provident Bancorp, Inc.	9.49	17,498	166.1	15.34	5.76	9.49	0.74	-36.05	30.36	-1.65	-1.65	12.16	12.16	100.67
PROV	Provident Financial Holdings, Inc.	13.47	7,043	94.6	15.18	11.61	13.47	-2.98	-6.94	-2.21	1.19	1.19	18.41	18.41	189.25
PFS	Provident Financial Services, Inc.	16.31	75,016	1,223.5	24.58	14.54	16.31	-3.72	-32.91	-23.64	2.21	2.31	21.75	15.66	187.02
RVSB	Riverview Bancorp, Inc.	5.89	21,122	124.4	8.00	4.17	5.89	-1.01	-17.04	-23.31	0.75	0.75	7.30	6.00	74.94
SBT	Sterling Bancorp, Inc. (Southfield, MI)	5.96	52,076	310.4	6.76	4.22	5.96	-2.77	-2.45	-2.13	-0.31	-0.31	6.10	6.10	48.62
TCBC	TC Bancshares, Inc.	14.25	4,415	62.9	17.28	13.01	14.25	-0.56	0.00	-4.36	0.19	0.19	17.34	17.34	96.65
TBNK	Territorial Bancorp Inc.	10.73	8,579	92.1	25.50	9.57	10.73	1.04	-50.42	-55.31	1.26	1.26	28.32	28.32	258.67
TCBS	Texas Community Bancshares, Inc.	12.45	3,292	41.0	16.41	9.38	12.45	0.73	-23.15	-18.89	0.03	0.50	16.38	16.28	131.30
TCBX	Third Coast Bancshares, Inc.	19.13	13,607	260.3	21.50	12.31	19.13	-1.90	-2.10	3.80	2.01	2.01	24.23	22.82	291.28
TSBK	Timberland Bancorp, Inc.	28.50	8,095	230.7	35.62	22.11	28.50	-2.70	7.55	-16.50	3.32	3.34	28.32	26.36	223.31
TFIN	Triumph Financial, Inc.	64.00	23,151	1,481.7	72.62	45.08	64.00	-0.68	-6.35	30.96	2.01	2.36	33.88	22.58	244.17
TRST	TrustCo Bank Corp NY	28.24	19,024	537.2	39.36	27.18	28.24	-2.25	-18.22	-24.87	3.90	3.90	32.66	32.63	319.36
WSBF	Waterstone Financial, Inc.	12.46	20,279	270.4	17.81	12.22	12.46	-1.58	-29.28	-27.73	0.59	0.59	16.64	16.61	109.96
WNEB	Western New England Bancorp, Inc.	6.22	22,082	137.4	10.25	5.58	6.22	-2.35	-30.89	-34.25	1.07	1.01	10.60	9.94	116.03
WMPN	William Penn Bancorporation	12.15	12,453	151.3	12.70	8.77	12.15	0.00	4.74	0.25	0.22	0.25	12.91	12.48	68.06
WSFS	WSFS Financial Corporation	38.20	61,057	2,332.4	51.77	29.59	38.20	-7.89	-23.83	-15.75	4.66	4.93	37.89	21.54	333.88

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Exhibit 1B
 Weekly Thrift Market Line - Part Two
Prices As of August 25, 2023

		Key Financial Ratios						Asset Quality Ratios
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (45)
	Average	13.16	12.48	0.65	5.75	0.65	5.61	0.37	337.59
	Median	11.35	10.59	0.68	5.98	0.68	6.20	0.22	291.13

Financial Institutions, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	13.40	13.40	-0.13	-0.96	-0.20	-1.45	NA	510.22
AFBI	Affinity Bancshares, Inc.	13.45	11.59	0.83	5.84	0.85	5.97	1.04	149.83
AX	Axos Financial, Inc.	9.42	8.74	1.64	17.22	1.75	18.41	NA	NA
BLFY	Blue Foundry Bancorp	17.62	17.59	-0.06	-0.31	-0.06	-0.31	0.37	186.31
BYFC	Broadway Financial Corporation	22.53	20.72	0.39	1.68	0.42	1.78	0.00	NM
BVFL	BV Financial, Inc.	11.35	9.83	1.44	12.71	NA	NA	0.55	179.68
CFFN	Capitol Federal Financial, Inc.	10.31	10.21	0.51	5.33	0.52	5.42	NA	NA
CARV	Carver Bancorp, Inc.	5.97	5.97	-0.69	-10.66	-0.69	-10.66	2.20	37.55
CLST	Catalyst Bancorp, Inc.	31.71	31.71	0.15	0.47	0.16	0.50	0.72	127.75
CULL	Cullman Bancorp, Inc.	24.35	24.35	0.95	3.91	0.96	3.92	0.00	NM
ECBK	ECB Bancorp, Inc.	13.75	13.75	0.22	1.44	0.47	3.06	NA	917.66
ESSA	ESSA Bancorp, Inc.	10.01	9.43	1.03	9.06	1.03	9.13	0.67	163.33
FNWB	First Northwest Bancorp	7.38	7.33	0.71	9.03	0.71	8.99	NA	677.25
FSEA	First Seacoast Bancorp, Inc.	13.53	13.49	-0.09	-0.88	-0.10	-0.90	0.02	NM
FSBW	FS Bancorp, Inc.	8.60	7.88	1.25	12.96	1.38	14.27	0.34	327.33
GBNY	Generations Bancorp NY, Inc.	9.35	9.19	0.01	0.07	-0.05	-0.50	0.92	82.57
HONE	HarborOne Bancorp, Inc.	10.52	9.38	0.73	6.19	0.76	6.41	0.36	236.62
HIFS	Hingham Institution for Savings	9.28	9.28	0.96	10.08	0.83	8.70	0.00	NM
HMNF	HMN Financial, Inc.	9.21	9.14	0.67	6.27	0.66	6.20	0.16	752.25
HFBL	Home Federal Bancorp, Inc. of Louisiana	7.65	7.01	0.91	11.51	1.01	12.70	NA	NA
IROQ	IF Bancorp, Inc.	8.75	8.75	0.62	7.09	0.66	7.58	0.07	NM
KRNY	Kearny Financial Corp.	10.78	8.35	0.51	4.66	0.64	5.89	NA	NA
MGYR	Magyar Bancorp, Inc.	11.98	11.98	0.97	7.98	0.97	7.98	0.45	235.34
NYCB	New York Community Bancorp, Inc.	9.31	6.86	3.12	31.85	1.32	13.51	0.21	254.94
NECB	Northeast Community Bancorp, Inc.	16.68	16.67	2.73	14.44	2.75	14.57	NA	NA
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.39	11.74	0.93	7.49	0.93	7.50	0.18	407.06
NSTS	NSTS Bancorp, Inc.	31.18	31.18	0.08	0.25	0.08	0.25	0.06	687.07
PBBK	PB Bankshares, Inc.	11.19	11.19	0.64	5.28	0.49	4.04	0.21	507.53
PDLB	Ponce Financial Group, Inc.	18.36	18.36	-1.02	-4.71	NA	NA	NA	127.13
PVBC	Provident Bancorp, Inc.	12.21	12.21	-1.62	-12.36	-1.62	-12.36	1.23	110.67
PROV	Provident Financial Holdings, Inc.	9.73	9.73	0.68	6.58	0.68	6.58	NA	NA
PFS	Provident Financial Services, Inc.	11.71	8.72	1.20	10.21	1.24	10.56	0.42	222.25
RVSB	Riverview Bancorp, Inc.	9.73	8.14	1.00	10.54	1.00	10.60	0.01	NM
SBT	Sterling Bancorp, Inc. (Southfield, MI)	12.55	12.55	-0.62	-4.71	-0.61	-4.67	NA	NM
TCBC	TC Bancshares, Inc.	19.50	19.50	0.22	1.11	0.22	1.10	0.03	NM
TBNK	Territorial Bancorp Inc.	11.29	11.29	0.51	4.36	0.51	4.36	0.11	224.20
TCBS	Texas Community Bancshares, Inc.	12.60	12.53	0.02	0.20	0.38	3.33	NA	332.85
TCBX	Third Coast Bancshares, Inc.	9.99	9.55	0.90	8.84	0.90	8.85	0.25	373.63
TSBK	Timberland Bancorp, Inc.	12.68	11.91	1.51	12.39	1.52	12.45	0.24	365.32
TFIN	Triumph Financial, Inc.	14.74	10.59	0.95	5.98	1.11	6.94	0.17	384.58
TRST	TrustCo Bank Corp NY	10.23	10.22	1.23	12.28	1.23	12.28	0.34	241.58
WSBF	Waterstone Financial, Inc.	15.95	15.93	0.61	3.30	0.61	3.30	0.19	443.07
WNEB	Western New England Bancorp, Inc.	9.13	8.62	0.90	10.28	0.86	9.73	0.22	341.39
WMPN	William Penn Bancorporation	18.97	18.45	0.33	1.56	0.36	1.74	NA	NA
WSFS	WSFS Financial Corporation	11.32	6.75	1.44	12.77	1.52	13.50	0.16	520.77

		Pricing Ratios					Dividend Data (6)
		Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (45)
	Average	10.81	79.79	10.02	88.51	11.59	0.50	3.00	48.56
	Median	8.95	76.68	8.65	78.03	9.13	0.34	3.06	30.42

Financial Institutions, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	NM	58.65	7.86	58.65	NM	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	14.06	78.95	10.62	93.60	13.75	NA	NA	NM
AX	Axos Financial, Inc.	8.20	127.78	12.04	138.79	7.67	NA	NA	NM
BLFY	Blue Foundry Bancorp	NM	65.94	11.62	66.07	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	16.33	57.16	6.73	73.39	15.68	0.00	0.00	NM
BVFL	BV Financial, Inc.	8.95	105.71	11.99	124.16	NA	NA	NA	NM
CFFN	Capitol Federal Financial, Inc.	13.49	74.41	7.67	75.20	13.28	0.34	5.73	124.42
CARV	Carver Bancorp, Inc.	NM	54.53	1.49	54.53	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	NM	68.68	21.78	68.68	NM	NA	NA	NM
CULL	Cullman Bancorp, Inc.	19.55	78.00	18.99	78.00	19.51	0.12	1.12	21.82
ECBK	ECB Bancorp, Inc.	NM	68.50	9.42	68.50	21.79	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	8.01	77.38	7.75	82.65	7.95	0.60	3.77	29.56
FNWB	First Northwest Bancorp	7.38	76.68	5.66	77.20	7.40	0.28	2.20	16.28
FSEA	First Seacoast Bancorp, Inc.	NM	50.88	6.89	51.08	NM	NA	NA	NM
FSBW	FS Bancorp, Inc.	7.23	95.27	8.19	104.89	6.55	1.00	3.23	22.35
GBNY	Generations Bancorp NY, Inc.	NM	58.65	5.48	59.76	NM	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	11.37	74.69	7.86	84.91	10.97	0.30	3.06	34.52
HIFS	Hingham Institution for Savings	10.72	102.84	9.54	102.84	12.42	2.52	1.32	17.54
HMNF	HMN Financial, Inc.	11.62	85.22	7.85	85.90	11.73	0.32	1.65	16.77
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.49	94.79	7.25	104.11	7.70	0.50	3.27	26.94
IROQ	IF Bancorp, Inc.	9.78	70.73	6.19	70.73	9.14	0.40	2.57	25.16
KRNY	Kearny Financial Corp.	11.75	56.07	6.04	74.32	9.29	0.44	5.95	69.84
MGYR	Magyar Bancorp, Inc.	8.92	70.61	8.46	70.61	8.92	0.12	1.10	16.39
NYCB	New York Community Bancorp, Inc.	2.94	80.96	7.23	114.97	6.96	0.68	5.71	16.92
NECB	Northeast Community Bancorp, Inc.	6.39	90.93	15.17	90.99	6.34	0.24	1.50	9.41
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	9.13	69.78	8.65	74.24	9.11	0.52	4.85	44.83
NSTS	NSTS Bancorp, Inc.	NM	61.59	19.20	61.59	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	13.41	78.61	8.80	78.61	17.51	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	NM	72.31	7.85	72.31	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NM	78.03	9.53	78.03	NM	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	11.32	73.13	7.12	73.13	11.32	0.56	4.13	47.06
PFS	Provident Financial Services, Inc.	7.38	75.00	8.78	104.13	7.06	0.96	5.81	43.44
RVSB	Riverview Bancorp, Inc.	7.85	80.73	7.86	98.21	7.81	0.24	4.07	32.00
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NM	97.71	12.26	97.71	NM	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	NM	82.19	16.03	82.19	NM	0.10	0.70	52.63
TBNK	Territorial Bancorp Inc.	8.52	37.88	4.28	37.88	8.52	0.92	8.65	80.95
TCBS	Texas Community Bancshares, Inc.	NM	75.99	9.57	76.46	25.10	0.12	0.97	266.67
TCBX	Third Coast Bancshares, Inc.	9.52	78.96	6.68	83.81	9.50	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	8.58	100.62	12.76	108.11	8.54	0.92	3.20	30.42
TFIN	Triumph Financial, Inc.	31.84	188.88	26.56	283.40	27.17	NA	NA	NM
TRST	TrustCo Bank Corp NY	7.24	86.46	8.84	86.54	7.24	1.44	5.08	36.89
WSBF	Waterstone Financial, Inc.	21.12	74.87	11.94	74.99	21.12	0.80	6.43	135.59
WNEB	Western New England Bancorp, Inc.	5.81	58.70	5.36	62.57	6.13	0.28	4.49	25.23
WMPN	William Penn Bancorporation	NM	94.13	17.85	97.38	NM	0.12	1.00	54.55
WSFS	WSFS Financial Corporation	8.20	100.82	11.44	177.31	7.74	0.60	1.52	12.88

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source:  S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2
PRO FORMA ANALYSIS SHEET
NB Bancorp, Inc.
Prices as of August 25, 2023

			Subject at		Thrift Peer Group				All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	8.91	x	8.64	x	8.01	x	10.87	x	9.02x
Price-core earnings multiple	=	P/CE	9.59	x	8.50	x	7.95	x	11.59	x	9.13x
Price-book ratio	=	P/B	51.82%		75.78%		74.85%		79.20%		76.33%
Price-tangible book ratio	=	P/TB	51.93%		82.93%		83.78%		87.70%		78.02%
Price-assets ratio	=	P/A	7.52%		8.64%		8.66%		9.74%		8.29%

				% of	% of Offering
Valuation Parameters				Offering	+ Foundation
Pre-Conversion Earnings (Y)	$34,099,000	(12 Mths 6/23)	ESOP Stock as % of Offering (E)	8.3333%	8.0000%
Pre-Conversion Core Earnings	$31,510,000	(12 Mths 6/23)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$356,973,000	(6/23)	ESOP Amortization (T)	20.00	years
Intangibles	$1,303,000	(6/23)	SBP Stock as % of Offering (M)	4.1667%	4.0000%
Pre-Conv. Tang. Book Value (B)	$355,670,000	(6/23)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$4,028,617,000	(6/23)	Fixed Expenses	$3,075,000
Reinv. Rate: (5 Yr Treas) @6/30/23	4.13%		Subscr/Dir Comm Exp (Mdpnt)	$3,857,062	2.15%
Tax rate (TAX)	25.00%		Total Expenses (Midpoint)	$6,932,062
A-T Reinvestment Rate(R)	3.10%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	2.11%		Syndicate Amount	$0
Insider Purchases ($)	$7,625,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$2,000,000		Options as % of Offering (O1)	10.4167%	10.00%
Found. Stk Contrib (% of offering (FS)	4.1667%		Estimated Option Value (O2)	50.70%
Foundation Tax Benefit (Z)	$3,729,168		Option Vesting Period (O3)	5.00	years
Foundation Amount (Mdpt.)	$12,916,670		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$322,916,670
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$322,916,670
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$322,916,670
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$322,916,670
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$322,916,670
	1 - P/A * PCT * (1-X-E-M-FC-FS)

					Market Value	Market Value
	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold	of Stock Issued
Valuation Conclusion	to Public	Shares	Issued	Share	in Offering	in Reorganization
Supermaximum	40,997,500	1,708,229	42,705,729	$10.00	$409,975,000	$427,057,290
Maximum	35,650,000	1,485,417	37,135,417	10.00	356,500,000	$371,354,170
Midpoint	31,000,000	1,291,667	32,291,667	10.00	310,000,000	$322,916,670
Minimum	26,350,000	1,097,917	27,447,917	10.00	263,500,000	$274,479,170

	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to Public	Shares	Issued
Supermaximum	96.000%	4.000%	100.000%
Maximum	96.000%	4.000%	100.000%
Midpoint	96.000%	4.000%	100.000%
Minimum	96.000%	4.000%	100.000%

(1) Estimated offering expenses at midpoint of the offering.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
NB Bancorp, Inc.
At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$263,500,000
	Market Value of Shares Issued to Foundation:	10,979,170
	Total Market Value of Company:	$274,479,170

2.	Offering Proceeds of Shares Sold In Offering	$263,500,000
	Less: Estimated Offering Expenses	6,232,875
	Net Conversion Proceeds	$257,267,125

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$257,267,125
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(21,958,334)
	Less: Non-Cash SBP Stock Purchases (2)	(10,979,167)
	Net Conversion Proceeds Reinvested	$222,329,625
	Estimated After-Tax Reinvestment Rate	3.10%
	Earnings from Reinvestment of Proceeds	$6,886,660
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(823,438)
	Less: Stock Programs Vesting (2)	(1,646,875)
	Less: Option Plan Vesting (3)	(2,609,268)
	Net Earnings Increase	$1,807,080

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2023 (reported)	$34,099,000	$1,807,080	$35,906,080
	12 Months ended June 30, 2023 (core)	$31,510,000	$1,807,080	$33,317,080

		Before	Net Equity	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$356,973,000	$222,329,625	$3,244,793	$582,547,417
	June 30, 2023 (Tangible)	$355,670,000	$222,329,625	$3,244,793	$581,244,417

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$4,028,617,000	$222,329,625	$3,244,793	$4,254,191,417

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

NB Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$310,000,000
	Market Value of Shares Issued to Foundation:	12,916,670
	Total Market Value of Company:	$322,916,670

2.	Offering Proceeds of Shares Sold In Offering	$310,000,000
	Less: Estimated Offering Expenses	6,808,312
	Net Conversion Proceeds	$303,191,688

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$303,191,688
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(25,833,334)
	Less: Non-Cash SBP Stock Purchases (2)	(12,916,667)
	Net Conversion Proceeds Reinvested	$262,441,687
	Estimated After-Tax Reinvestment Rate	3.10%
	Earnings from Reinvestment of Proceeds	$8,129,131
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(968,750)
	Less: Stock Programs Vesting (2)	(1,937,500)
	Less: Option Plan Vesting (3)	(3,069,727)
	Net Earnings Increase	$2,153,155

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2023 (reported)	$34,099,000	$2,153,155	$36,252,155
	12 Months ended June 30, 2023 (core)	$31,510,000	$2,153,155	$33,663,155

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$356,973,000	$262,441,687	$3,729,168	$623,143,855
	June 30, 2023 (Tangible)	$355,670,000	$262,441,687	$3,729,168	$621,840,855

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$4,028,617,000	$262,441,687	$3,729,168	$4,294,787,855

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

NB Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$356,500,000
	Market Value of Shares Issued to Foundation:	14,854,170
	Total Market Value of Company:	$371,354,170

2.	Offering Proceeds of Shares Sold In Offering	$356,500,000
	Less: Estimated Offering Expenses	7,383,750
	Net Conversion Proceeds	$349,116,250

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$349,116,250
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(29,708,334)
	Less: Non-Cash SBP Stock Purchases (2)	(14,854,167)
	Net Conversion Proceeds Reinvested	$302,553,750
	Estimated After-Tax Reinvestment Rate	3.10%
	Earnings from Reinvestment of Proceeds	$9,371,602
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(1,114,063)
	Less: Stock Programs Vesting (2)	(2,228,125)
	Less: Option Plan Vesting (3)	(3,530,186)
	Net Earnings Increase	$2,499,229

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2023 (reported)	$34,099,000	$2,499,229	$36,598,229
	12 Months ended June 30, 2023 (core)	$31,510,000	$2,499,229	$34,009,229

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$356,973,000	$302,553,750	$4,213,543	$663,740,292
	June 30, 2023 (Tangible)	$355,670,000	$302,553,750	$4,213,543	$662,437,292

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$4,028,617,000	$302,553,750	$4,213,543	$4,335,384,292

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

NB Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$409,975,000
	Market Value of Shares Issued to Foundation:	17,082,290
	Total Market Value of Company:	$427,057,290

2.	Offering Proceeds of Shares Sold In Offering	$409,975,000
	Less: Estimated Offering Expenses	8,045,503
	Net Conversion Proceeds	$401,929,497

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$401,929,497
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(34,164,577)
	Less: Non-Cash MRP Stock Purchases (2)	(17,082,284)
	Net Conversion Proceeds Reinvested	$348,682,636
	Estimated After-Tax Reinvestment Rate	3.10%
	Earnings from Reinvestment of Proceeds	$10,800,445
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(1,281,172)
	Less: Stock Programs Vesting (2)	(2,562,344)
	Less: Option Plan Vesting (3)	(4,059,713)
	Net Earnings Increase	$2,897,216

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2023 (reported)	$34,099,000	$2,897,216	$36,996,216
	12 Months ended June 30, 2023 (core)	$31,510,000	$2,897,216	$34,407,216

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$356,973,000	$348,682,636	$4,770,573	$710,426,208
	June 30, 2023 (Tangible)	$355,670,000	$348,682,636	$4,770,573	$709,123,208

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	June 30, 2023	$4,028,617,000	$348,682,636	$4,770,573	$4,382,070,208

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (38)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (34)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (38)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Blvd., Suite 2A	Telephone: (703) 528-1700
McLean, VA 22101	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com